Filed Pursuant to Rule 424(b)(3)

Registration No. 333-206017

CNL HEALTHCARE PROPERTIES II, INC.

STICKER SUPPLEMENT NO. 4 DATED APRIL 17, 2017

TO THE PROSPECTUS DATED MARCH 2, 2016

This sticker supplement no. 4 is part of, and should be read in conjunction with, our prospectus dated March 2, 2016 our supplement no. 1 dated October 6, 2016, our supplement no. 2 dated March 15, 2017 and our supplement no. 3 dated April 4, 2017. Unless otherwise defined herein, capitalized terms used in this sticker supplement have the same meanings as prescribed to them in the prospectus.

The purpose of this sticker supplement is to disclose an amendment to our redemption plan.

Amendment to our Redemption Plan

The following disclosure replaces the corresponding disclosure found in the “Summary of Redemption Plan” section of the prospectus, and all similar disclosure throughout the prospectus.

We are not obligated to redeem shares under the redemption plan. If we determine to redeem shares, at no time during a calendar year may the number of shares we redeem exceed 5% of the weighted-average aggregate number of Class A, Class T and Class I shares of our outstanding common stock outstanding during the prior calendar year. The aggregate amount of funds under the redemption plan will be determined on a quarterly basis in the sole discretion of the board of directors, based on what it believes to be in our best interests and the best interests of our stockholders, as the redemption of shares dilutes the amount of cash available to make acquisitions and may not exceed the aggregate proceeds from our distribution reinvestment plan. There is no guarantee that any funds will be set aside under the distribution reinvestment plan or otherwise made available for the redemption plan during any period during which redemptions may be requested. No redemptions will be made on a dividend or other distribution date.